Exhibit 1.1

STATEMENT TO AMEND AND RESTATE

THE ARTICLES OF INCORPORATION OF

JUPITER GOLD CORPORATION

UNDER SECTION 93 OF THE

MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Marc Fogassa, as Chief Executive Officer of Jupiter Gold Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands on the 27th day of July 2016 (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to Section 93 of the Business Corporations Act, as amended, hereby certifies that:

1.	The name of the Corporation is: “Jupiter Gold Corporation.”

2.	The Articles of Incorporation were filed with the Registrar of Corporations on July 27, 2016 and amended on May 31, 2024 by a Statement of Designations.

3.	Prior to the filing of this Statement to Amend and Restate the Articles of Incorporation, the Corporation’s total authorized capital stock consisted of fifty million (50,000,000) registered shares with a par value of US$0.001 per share (being forty million (40,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock, including one (1) share designated as Series A Convertible Preferred Stock), of which, 12,625,987 common shares, par value US$0.001, and one (1) share of Series A Convertible Preferred Stock, par value US$0.001, were outstanding.
Following the filing of this Statement to Amend and Restate the Articles of Incorporation, the Corporation’s total authorized capital stock shall consist of two hundred million (200,000,000) registered shares with a par value of US$0.001 per share (being one hundred ninety million (190,000,000) shares of common stock, and ten million (10,000,000) shares of preferred stock, of which one (1) share is designated as Series A Convertible Preferred Stock), of which, 31,098,064 common shares, par value US$0.001 shall be outstanding and one (1) share of Series A Convertible Preferred Stock, par value US$0.001, shall be outstanding.

4.	All Articles are to be amended by the Amended and Restated Articles of Incorporation.

5.	The Articles of Incorporation are amended and restated in their entirety and are replaced by the Amended and Restated Articles of Incorporation attached hereto.

6.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation in accordance with the requirements of Section 93 of the Business Corporations Act.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this __ day of _____, 2024.

Authorized Person
Marc Fogassa
Chief Executive Officer

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AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
JUPITER GOLD CORPORATION

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

Article I
NAME, PURPOSE, POWERS, DURATION, AND INCORPORATOR

Section 1 - Name

The name of the corporation shall be Jupiter Gold Corporation (the “Corporation”).

Section 2 - Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (“BCA”).

Section 3 - Powers

The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

Section 4 - Duration

The Corporation shall have a perpetual existence.

Section 5 - Incorporator

The name and address of the incorporator is: Majuro Nominees Ltd., P.O. Box 1405 Majuro
Marshall Islands.

Article II
REGISTERED ADDRESS, REGISTERED AGENT, AND BRANCHES

Section 1 - Registered Address; Registered Agent1

The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

Section 2 - Branches

The Board of Directors of the Corporation (the “Board of Directors”) may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

1 Note to Jupiter: Please confirm this information is current.

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Article III
CAPITAL STOCK, DEFINITIONS, NOTICES, AND EXCHANGE OF CERTIFICATES

Section 1 - Number and Types

The Corporation shall have authority to issue two hundred million (200,000,000) registered shares with par value US$0.001 (one-tenth of one penny), of which (i) one hundred ninety million (190,000,000) shares shall be shares of common stock (the “Common Shares”), and (ii) ten million (10,000,000) shall be shares of preferred stock (the “Preferred Shares”), of which one (1) share will be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The designations, powers, preferences and rights of the Series A Preferred Stock are set forth in Section 2 of Article IV.

Section 2 - Definitions

In these Articles of Incorporation, unless specifically stated otherwise herein,

a)	“Person” means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof;

b)	“shareholders” means the holders of the Common Shares and the Preferred Shares;

c)	“shares” means the Common Shares and the Preferred Shares;

d)	“Voting Power” means, with respect to a class or series of capital stock or classes of capital stock, as the context may require, the aggregate number of votes that the holder(s) of such class or series of capital stock or classes of capital stock, or any relevant portion thereof, entitled to vote at a meeting of shareholders, as the context may require, have; and

e)	“Voting Shares” means, with respect to any corporation, shares of any class or series of capital stock entitled to vote in connection with the election of directors and/or all other matters submitted to a vote and, with respect to any entity that is not a corporation, any equity interest entitled to vote in connection with the election of the directors or other governing body of such entity and/or all other matters submitted to a vote.

Section 3 - Notices

The Corporation shall mail notices and information to shareholders in accordance with the requirements of the BCA.

Article IV
CLASSES AND CHARACTERISTICS OF THE SHARES OF CAPITAL STOCK

Section 1 - Common Shares

At every meeting of the shareholders of the Corporation, each holder of Common Shares shall be entitled to one (1) vote in person or by proxy for each Common Share registered in such holder’s name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of shareholders.

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Section 2 - Preferred Shares

Section 2.1 - Designation of Preferred Shares

The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is vested with authority, with respect to any series of Preferred Shares, to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon, including, without limitation, (1) the designation of the series; (2) the number of shares in the series, which the Board of Directors may, except where otherwise provided in the Preferred Shares designation, increase or decrease, but not below the number of shares then outstanding; (3) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series; (4) the dates at which dividends, if any, will be payable; (5) the redemption rights and price or prices, if any, for shares of the series; (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; (8) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made; (9) conditions or restrictions on the issuance of shares of the same series or of any other class or series of the Preferred Shares; (10) the voting rights, if any, of the holders of the series; and (11) the rights to elect one or more directors of the Corporation. In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Shares.

Section 2.2 - Series A Preferred Stock

a)	Number. The number of shares constituting the Series A Preferred Stock is fixed at one (1) share, no par value, and such amount may not be increased or decreased, except with the written consent of the holders of 100% of the issued and outstanding Series A Preferred Stock.

b)	Dividends. The holders of the Series A Preferred Stock shall not be entitled to dividends, except that in the event that a dividend is declared on the Common Shares, the holders of the Series A Preferred Stock shall receive the dividends that would be payable if all then outstanding shares were converted into Common Shares immediately prior to the declaration of the dividend.

c)	Dates of Payment of Dividends. The holders of Series A Preferred Stock shall be paid dividends, if any, on such dates as determined by the Board of Directors.

d)	Redemption. The Series A Preferred Stock shall not have special redemption rights.

e)	Sinking Fund Provisions. There shall be no sinking fund with respect to outstanding shares of Series A Preferred Stock.

f)	Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall not be entitled to a liquidation preference over the holders of the Common Shares, but the holders of the Series A Preferred Stock shall share pro rata with the holders of Common Shares, as if all then outstanding shares of Series A Preferred Stock were converted into Common Shares, in any assets of the Corporation available therefor after the payment of all sums to which the holders of other classes of outstanding Preferred Stock, if any, having a preference over the Series A Preferred Stock, are entitled.

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g)	Conversion Rights.

i.	Optional Conversion. All or any portion of the outstanding shares of Series A Preferred Stock may upon at least ten (10) days prior written notice to the Corporation (the “Conversion Notice”) be converted into Common Shares at the then effective Conversion Ratio (as defined below). At any time, each share of Series A Preferred Stock shall be convertible into one (1) share of Common Share (the “Conversion Ratio”).

ii.	Delivery of Certificates Upon Conversion. The Corporation shall deliver to the holder promptly following the conversion date (which date shall be ten (10) days after the Conversion Notice is delivered to the Corporation together with the certificate or certificates representing the number of shares of Series A Preferred Stock being converted and a duly executed assignment or stock power) a certificate or certificates for the number of Common Shares being acquired upon the conversion of shares of Series A Preferred Stock.

iii.	Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares solely for the purpose of issuance on conversion of the Series A Preferred Stock, not less than such number of Common Shares as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

iv.	Transfer Taxes. The issuance of certificates for Common Shares on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

v.	Rights Related to Issuance. So long as the one (1) share of Series A Preferred Stock remains outstanding, the Corporation shall not issue any other shares of Series A Preferred Stock nor, without first obtaining the approval by vote or written consent of all of the outstanding shares of Series A Preferred Stock, (i) alter or change the powers, preferences, privileges, or rights of the Series A Preferred Stock, or (ii) amend the provisions of this Section 2 of Article IV or any other provision of these Articles of Incorporation.

vi.	Voting. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the shares of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of the Common Shares and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation (the “Bylaws”), and shall be entitled to vote, with respect to any question upon which holders of Common Shares have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of the Common Shares as one class. For so long as the one (1) share of Series A Preferred Stock is issued and outstanding, the holders of the shares of Series A Preferred Stock shall vote together as a single class with the holders of the Common Shares, and the holders of any other class or series of shares entitled to vote with the Common Shares, with the holders of shares of Series A Preferred Stock being entitled to 51% of the total votes on all such matters regardless of the actual number of shares of any series or class then outstanding, and the holders of Common Shares and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

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vii.	Right to Elect Director. So long as the one (1) share of Series A Preferred Stock remains outstanding, the holders of the shares of Series A Preferred Stock shall have the right to nominate one (1) director to the Board of Directors.

viii.	Action By Written Consent. Whenever the holders of the shares of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Series A Preferred Stock.

ix.	Replacement. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the certificate evidencing the shares of Series A Preferred Stock, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Corporation at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A Preferred Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

x.	Notice. Whenever notice is required to be given pursuant to these Articles of Incorporation, unless otherwise provided herein, such notice shall be given at the address then set forth in the Corporation’s records.

Article V
BOARD OF DIRECTORS AND BYLAWS

Section 1 - Board of Directors

The management of all the affairs, property and business of the Corporation shall be vested in the Board of Directors, who shall have and may exercise all powers, except such as are exclusively conferred upon the shareholders by law or by these Articles of Incorporation.

Section 2 - Bylaws

The shareholders have the authority to adopt, amend and repeal the Bylaws by the affirmative vote of holders of the majority of the Voting Power of the aggregate Voting Shares of the Corporation. The Board of Directors shall also have the authority to adopt, amend and repeal the Bylaws without a vote of the shareholders, except that the Board of Directors may not amend or repeal the provisions of the Bylaws for which it is specifically provided in the Bylaws that they may be amended only by the affirmative vote of holders of no less than the majority of the Voting Power of the aggregate Voting Shares of the Corporation.

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Article VI
LIMITATION ON DIRECTOR LIABILITY AND INDEMNIFICATION

Section 1 - Limitation of Director Liability

To the fullest extent that the BCA or any other law of the Marshall Islands as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for actions taken in their capacity as director of the Corporation, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of such director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any transactions from which such director derived an improper personal benefit. No amendment to or repeal of this Section 1 of Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 2 - Indemnification

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The purpose of this provision is to fully indemnify an Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 3 - Expenses Payable in Advance

The right to be indemnified shall include, without limitation, the right of an Indemnitee to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified hereunder.

The purpose of this provision is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 4 - Expenses of Enforcement

An Indemnitee shall also be paid reasonable costs, expenses and attorneys’ fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

Section 5 - Non-exclusivity of Rights

The rights of indemnification shall not be exclusive of any other rights to which an Indemnitee may be entitled and shall not be limited by the provisions of Section 60 of the BCA or any successor statute.

Section 6 - Insurance

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or serving in such capacity in another corporation at the request of the Corporation against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Articles of Incorporation.

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Section 7 - Other Action

The Board of Directors may take such action as it deems necessary or desirable to carry out the provisions set forth in this Article VI, including, without limitation, adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

Section 8 - Amendment or Repeal of Article VI

Neither the amendment or repeal of this Article VI, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VI, shall eliminate or reduce any right to indemnification afforded by this Article VI to any person with respect to his or her status or any activities in his or her official capacities prior to such amendment, repeal or adoption.

Section 9 - Amendment of BCA

If the BCA is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the BCA, as so amended from time to time. No repeal or modification of this Section 9 of Article VI by the shareholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section 9 of Article VI at the time of such repeal or modification.

Article VII
AMENDMENTS

Except as otherwise provided by law, any provision herein requiring a vote of shareholders may only be amended by such a vote. Further, except as otherwise provided by law, Articles V, VI and VII may only be amended by affirmative vote of the holders of a majority of the Voting Power of the aggregate Voting Shares of the Corporation.

Article VIII
MISCELLANEOUS

Section 1 - Domicile

The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

Section 2 - Article and Section Headings and References

Article and Section headings in these Articles of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein. Unless otherwise expressly provided herein, all references to an “Article” or “Section” are to an Article or Section of these Articles of Incorporation.

Section 3 - Existence

Corporate existence commenced on July 27, 2016 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations as of the filing date stated herein.

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